February 20, 2023

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606-4302

RE:	Post-Effective Amendment No. 171 to the Registration Statement on Form N-1A for Harbor Funds

Ladies and Gentlemen:

This opinion is given in connection with the filing by Harbor Funds (the “Trust”), a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 171 to the Trust’s Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 173 to the Registration Statement under the Investment Company Act of 1940, as amended (the “Amendment”). The Amendment is being filed for the purposes of (i) incorporating comments received from the staff of the Securities and Exchange Commission (the “Commission”) with respect to the prospectus and statement of additional information; (ii) making other non-material changes to the prospectus and statement of additional information; (iii) updating the financial statements; and (iv) filing the required Interactive Data File.

In connection with the opinions set forth herein, I have examined the following Trust documents: the Trust’s Agreement and Declaration of Trust; the Trust’s By-Laws; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, resolutions, documents and statutes that I have deemed relevant in order to render the opinion expressed herein. In addition, I have reviewed and relied upon a Certificate of Good Standing dated February 13, 2023 issued by the Delaware Secretary of State.

In rendering this opinion I have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to me; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which I have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, I have assumed such documents are the same as in the most recent form provided to me, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and I understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

111 South Wacker Drive, 34th Floor  |  Chicago, Illinois 60606-4302

T 800-422-1050  |  F 312-443-4444  |  www.harborcapital.com

Harbor Funds

February 20, 2023

Based on such examination, I am of the opinion that:

1.	The Trust is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.

The shares of the Funds to be offered for sale by the Trust, when issued in the manner contemplated by the Amendment when effective under the rules of the Commission, will be legally issued, fully-paid and non-assessable when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares.

In rendering the opinion above, insofar as it relates to the good standing and valid existence of the Trust, I have relied solely on a Certificate of the Secretary of State of the State of Delaware, dated as of February 13, 2023, and such opinion is limited accordingly and is rendered as of the date of such Certificate.

This opinion is limited to the Delaware Statutory Trust Act statute (which for this purpose includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and I express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, I express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Sincerely,

/s/ Erik D. Ojala

Erik D. Ojala
General Counsel

111 South Wacker Drive, 34th Floor  |  Chicago, Illinois 60606-4302

T 800-422-1050  |  F 312-443-4444  |  www.harborcapital.com